Exhibit 99.1

Release: July 29, 2026

CPKC Announces Retirement of Board Chair Isabelle Courville; Vice-Chair Gordon Trafton Appointed Chair of the Board

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced the retirement of Board of Directors Chair Isabelle Courville and the appointment, in accordance with the Board’s succession plan, of long-term board member Gordon Trafton as Chair, effective immediately.

Ms. Courville, of Montreal, Quebec, joined the Board on May 1, 2013 and has served as Chair since May 7, 2019, when she became the first female to chair the board of a Class 1 railway. During her tenure as Chair, Canadian Pacific (CP) proposed and completed its transformational combination with Kansas City Southern.

“I am extremely proud to have been part of the remarkable history of Canadian Pacific and the creation of CPKC,” Courville said. “It has been an honour to work alongside the company’s outstanding management led by Keith Creel and the dedicated Board of Directors during this period of industry-leading growth and transformative change. I wish CPKC ongoing success and am absolutely confident that this team of world-class railroaders will continue setting new standards of excellence and delivering exceptional results for years to come.”

As a board member, Ms. Courville chaired the Audit Committee from 2014 to 2016 and also served as Chair of the Management, Resources and Compensation Committee. Ms. Courville, an engineer and a lawyer by training, was active for over 25 years in the energy and telecommunications sectors.

“Isabelle’s leadership played a pivotal role in guiding Canadian Pacific and CPKC through historic growth and our transformative journey, especially during the challenging road that ultimately led to CP’s successful combination with Kansas City Southern,” said CPKC President and CEO Keith Creel. “She will be greatly missed. On behalf of our 20,000-strong CPKC family, I want to express our heartfelt gratitude for her unwavering service and dedication. Looking to the future, with Gordon’s strong railroad operating background and exceptional leadership skills, the Board remains in excellent hands. We are excited to forge ahead together as we write the next chapter in CPKC’s forever story.”

Mr. Trafton, of Naperville, IL, has been a member of the Board since Jan. 1, 2017, and was appointed Vice-Chair of the Board on January 28, 2026, as part of the Board’s ongoing succession planning. He retired in 2010 from Canadian National (CN), completing a 33-year railroad career that included time at CN, Illinois Central and Burlington Northern Railroad. From 2003 to 2009, he successively served as Senior Vice-President Strategic Acquisitions and Integration and as Senior Vice-President, Southern Region at CN. Prior to that, Mr. Trafton worked as CN’s Vice President, Operations Integration.

“On behalf of my fellow board members, I thank Isabelle for her outstanding leadership and invaluable contributions, which have been instrumental to the growth and success of CPKC,” said Trafton. “I am honoured to assume this role and look forward to collaborating closely with my fellow board members and our talented management team. Together, we remain steadfast in our commitment to maximizing the value of CPKC for our shareholders, employees, and customers.”

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf Coast to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing approximately 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

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